Exhibit 5

EXECUTION VERSION

VOTING AND SUPPORT AGREEMENT

VOTING AND SUPPORT AGREEMENT (this “Agreement”), dated as of April 17, 2016, is by and among Papay Holdco, LLC, a Delaware limited liability company (“Parent”), Papay Merger Sub, Inc., a Delaware corporation and a wholly-owned direct subsidiary of Parent (“Merger Sub”), and the Persons set forth on Schedule I attached hereto (each, a “Shareholder”).

WHEREAS, each Shareholder is, as of the date hereof, the record and beneficial owner (as defined in Rule 13d-3 under the Securities Exchange Act of 1934, as amended (the “Exchange Act”), which meaning will apply for all purposes of this Agreement) of the number of shares of Company Common Stock, Company Options and/or Company Stock-Based Awards, as applicable, of Cvent, Inc., a Delaware corporation (the “Company”), in each case, as set forth opposite the name of such Shareholder on Schedule I hereto;

WHEREAS, Parent, Merger Sub, and the Company have entered into an Agreement and Plan of Merger, dated as of the date hereof, in the form attached hereto as Exhibit A and as may be amended, supplemented or otherwise modified from time to time (the “Merger Agreement”), which provides, among other things, for the merger of Merger Sub with and into the Company (the “Merger”) upon the terms and subject to the conditions set forth in the Merger Agreement (capitalized terms used herein without definition shall have the respective meanings specified in the Merger Agreement); and

WHEREAS, as a condition to the willingness of Parent and Merger Sub to enter into the Merger Agreement and as an inducement and in consideration therefor, Parent and Merger Sub have required that each Shareholder, and each Shareholder has (in solely such Shareholder’s capacity as a beneficial owner of Equity Interests (as defined below)) agreed to, enter into this Agreement.

NOW, THEREFORE, in consideration of the foregoing and the mutual covenants and agreements set forth herein, and intending to be legally bound hereby, the parties hereto agree as follows:

SECTION 1. Representations and Warranties of Shareholder. Each Shareholder (in solely such Shareholder’s capacity as a record and beneficial owner of Equity Interests) hereby severally and not jointly represents and warrants to Parent and Merger Sub as follows:

(a)	As of the time of execution of this Agreement, such Shareholder (i) is the record and beneficial owner of the shares of Company Common Stock, Company Options and/or Company Stock-Based Awards, as applicable, (together with any shares of Company Common Stock, Company Options and/or Company Stock-Based Awards, as applicable, which such Shareholder may acquire at any time in the future during the term of this Agreement, including pursuant to any exercise of Company Options, the “Shareholder Securities”) set forth opposite such Shareholder’s name on Schedule I to this Agreement and (ii) except as set forth in Schedule I to this Agreement, neither holds nor has any beneficial ownership interest in any other shares of Company Common Stock, Company Options and/or Company Stock-Based Awards or any option, warrant, right or security convertible, exchangeable or exercisable therefor or other instrument, obligation or right the value of which is based on any of the foregoing (each, an “Equity Interest”).

(b)	Such Shareholder has the legal capacity to execute and deliver this Agreement and to consummate the transactions contemplated hereby.

(c)	This Agreement has been duly executed and delivered by such Shareholder and, assuming this Agreement constitutes a legal, valid and binding obligation of Parent and Merger Sub, this Agreement constitutes a legal, valid and binding obligation of such Shareholder, enforceable against such Shareholder in accordance with its terms, subject to bankruptcy, insolvency (including all applicable legal requirements relating to fraudulent transfers), reorganization, moratorium and similar legal requirements of general applicability relating to or affecting creditors’ rights and subject to general principles of equity.

(d)	Neither the execution and delivery of this Agreement nor the consummation by such Shareholder of the transactions contemplated hereby will result in a violation of, or a default under, or conflict with, any contract, trust, commitment, agreement, understanding, arrangement or restriction of any kind to which such Shareholder is a party or by which such Shareholder or Shareholder’s assets are bound, except for such violations, defaults or conflicts as would not prevent or materially delay such Shareholder’s performance of its obligations under this Agreement. Assuming compliance with the applicable provisions of the HSR Act, if applicable, and any applicable filing, notification or approval in any foreign jurisdiction required by Antitrust Laws, and assuming all notifications, filings, registrations, permits, authorizations, consents or approvals to be obtained or made by the Company, Parent or Merger Sub in connection with the Merger Agreement and the transactions contemplated thereby are obtained or made, the consummation by such Shareholder of the transactions contemplated hereby will not (i) violate any provision of any decree, order or judgment applicable to such Shareholder, (ii) require any consent, approval, or notice under any legal requirements applicable to such Shareholder, other than as required under the Exchange Act and the rules and regulations promulgated thereunder and other than such consents, approvals and notices that, if not obtained, made or given, would not prevent or materially delay such Shareholder’s performance of its obligations under this Agreement, or (iii) if such Shareholder is an entity, violate any provision of such Shareholder’s organizational documents, except in each such case as would not prevent or materially delay such Shareholder’s performance of its obligations under this Agreement.

(e)	The Shareholder Securities and the certificates, if any, representing the Shareholder Securities owned by such Shareholder are now, and, subject to Section 3(b), at all times during the term hereof will be, held by such Shareholder or by a nominee or custodian for the benefit of such Shareholder, free and clear of all liens and encumbrances, except for any such liens or encumbrances arising hereunder, any applicable restrictions on transfer under the Securities Act and any liens or encumbrances that would not impair such Shareholder’s ability to perform his/her/its obligations hereunder (collectively, “Permitted Encumbrances”).

(f)	Subject only to community property laws, such Shareholder has full voting power, with respect to his/her/its shares of Company Common Stock and full power of disposition, full power to issue instructions with respect to the matters set forth herein, and full power to agree to all of the matters set forth in this Agreement, in each case with respect to all of his/her/its shares of Company Common Stock held in the name of such Shareholder. The Shareholder Securities of such Stockholder are not subject to any proxy, voting trust or other agreement, arrangement or restriction with respect to the voting of such Shareholder Securities.

(g)	As of the time of execution of this Agreement, there is no Legal Proceeding pending or, to the knowledge of such Shareholder, threatened against such Shareholder at law or equity before or by any Governmental Authority that could reasonably be expected to impair or materially delay the performance by such Shareholder of its obligations under this Agreement or otherwise adversely impact such Shareholder’s ability to perform its obligations hereunder.

(h)	Such Shareholder has received and reviewed a copy of the Merger Agreement. Such Shareholder understands and acknowledges that Parent and Merger Sub are entering into the Merger Agreement in reliance upon such Shareholder’s execution, delivery and performance of this Agreement.

(i)	No broker, investment bank, financial advisor or other person is entitled to any broker’s, finder’s, financial adviser’s or similar fee or commission in connection with the transactions contemplated by this Agreement based upon arrangements made by or on behalf of such Shareholder (it being understood that arrangements of the Company or its other Affiliates shall not be deemed to be an arrangement of such Shareholder).

SECTION 2. Representations and Warranties of Parent and Merger Sub. Each of Parent and Merger Sub hereby, jointly and severally, represents and warrants to each Shareholder as follows:

(a)	Each of Parent and Merger Sub is a an entity duly organized, validly existing and in good standing under the laws of the State of Delaware and each of Parent and Merger Sub have the limited liability or corporate power and authority, as the case may be, to execute and deliver and perform their obligations under this Agreement and the Merger Agreement and to consummate the transactions contemplated hereby and thereby, and each has taken all necessary action to duly authorize the execution, delivery and performance of this Agreement and the Merger Agreement.

(b)	This Agreement and the Merger Agreement have been duly authorized, executed and delivered by each of Parent and Merger Sub, and, assuming this Agreement and the Merger Agreement constitute legal, valid and binding obligations of the other parties thereto, constitute the legal, valid and binding obligations of each of Parent and Merger Sub, are enforceable against each of them in accordance with their terms, subject to bankruptcy, insolvency (including all legal requirements relating to fraudulent transfers), reorganization, moratorium and similar Legal Requirements of general applicability relating to or affecting creditors’ rights and subject to general principles of equity.

(c)	Assuming compliance with the applicable provisions of the HSR Act, if applicable, and any applicable filing, notification or approval in any foreign jurisdiction required by Antitrust Laws, the execution and delivery of this Agreement and the Merger Agreement by each of Parent and Merger Sub, and the consummation of the transactions contemplated by this Agreement and the Merger Agreement, will not: (i) cause a violation, or a default, by Parent or Merger Sub of any applicable legal requirement or decree, order or judgment applicable to Parent or Merger Sub, or to which either Parent or Merger Sub is subject; or (ii) conflict with, result in a breach of, or constitute a default on the part of Parent or Merger Sub under any contract, trust, commitment, agreement, understanding, arrangement or restriction of any kind to which either Parent or Merger Sub is a party or by which either Parent or Merger Sub or their respective assets are bound, except for such violations, defaults or conflicts as would not, individually or in the aggregate, prevent or materially delay the performance by either Parent or Merger Sub or any of their obligations under this Agreement and the Merger Agreement. Except as may be required by the Exchange Act (including the filing with the SEC of the Proxy Statement), any “anti-takeover” laws, the DGCL, in connection with the HSR Act and any filing, notification or approval in any foreign jurisdiction required by Antitrust Laws, neither Parent nor Merger Sub, nor any of Parent’s other Affiliates, is required to make any filing with or give any notice to, or to obtain any consent or approval from, any Person at or prior to the consummation of the transactions contemplated in connection with the execution and delivery of this Agreement or the Merger Agreement by Parent or Merger Sub or the consummation by Parent or Merger Sub of the Merger and the other transactions contemplated by the Merger Agreement, other than such filings, notifications, approvals, notices or consents that, if not obtained, made or given, would not, individually or in the aggregate, prevent or materially delay the performance by either Parent or Merger Sub of any of their obligations under this Agreement and the Merger Agreement.

(d)	This Agreement is substantially identical in form to all similar agreements entered into by either Parent or Merger Sub or any of their affiliates with other shareholders of the Company with respect to their similar agreements.

SECTION 3. Transfer of the Shares; Other Actions.

(a)	Prior to the Termination Date, except as otherwise expressly provided herein (including pursuant to this Section 3 or Section 4) or in the Merger Agreement, each Shareholder shall not, and shall cause each of its Subsidiaries not to: (i) transfer, assign, sell, gift-over, hedge, pledge or otherwise dispose (whether by sale, liquidation, dissolution, dividend or distribution) of, enter into any derivative arrangement with respect to, or create any lien or encumbrance (other than Permitted Encumbrances) on or enter into any agreement with respect to any of the foregoing (“Transfer”), any or all of Shareholder’s Equity Interests in the Company, including any Shareholder Securities; (ii) enter into any contract, option or other agreement, arrangement or understanding with respect to any Transfer; (iii) grant any proxy, power-of-attorney or other authorization or consent with respect to any of the Shareholder Securities with respect to any matter that is in contravention of the obligations of Shareholder under this Agreement with respect to Shareholder’s Equity Interests; (iv) deposit any of Shareholder’s Equity Interests, including the Shareholder Securities, into a voting trust, or enter into a voting agreement or arrangement with respect to any of such Equity Interests, including the Shareholder Securities, in contravention of the obligations of Shareholder under this Agreement with respect to Shareholder’s Equity Interests; or (v) knowingly take or cause the taking of any other action that would materially restrict or prevent the performance of such Shareholder’s obligations hereunder, excluding any bankruptcy filing. Any action taken in violation of the foregoing sentence shall be null and void ab initio. If any involuntary Transfer of any of the Shareholder Securities shall occur (including, but not limited to, a sale by Shareholder’s trustee in any bankruptcy, or a sale to a purchaser at any creditor’s or court sale), the transferee (which term, as used herein, shall include any and all transferees and subsequent transferees of the initial transferee) shall take and hold such Shareholder Securities subject to all of the restrictions, liabilities and rights under this Agreement, which shall continue in full force and effect until the Termination Date.

(b)	Notwithstanding the foregoing, each Shareholder may make (i) Transfers of Equity Interests by will or by operation of law or other transfers for estate planning purposes, (ii) with respect to such Shareholder’s Company Options which expire on or prior to the termination of the Merger Agreement or as a result of the consummation of the Merger, transfers or cancellations of the underlying shares of Company Common Stock to the Company (x) in payment of the exercise price of such Shareholder’s Company Options and (y) in order to satisfy taxes applicable to the exercise of such Shareholder’s Company Options, (iii) with respect to such Shareholder’s Company Stock-Based Awards, transfers or cancellations of the underlying shares of Company Common Stock to the Company for the net settlement of such Company Stock-Based Awards in order to satisfy any tax withholding obligation, (iv) transfers of shares to any shareholders, member or partner of any Shareholder which is an entity, (v) transfers of shares to any Affiliate of Shareholder, (vi) transfers of shares to any charitable entities or institutions, and (vii) other transfers of shares as Parent may otherwise agree in writing in its sole discretion, so long as, in the case of the foregoing clauses (i), (iv), (v) and (vi), any such transferee shall agree in writing to be bound by this Agreement prior to the consummation of any such Transfer.

(c)	Shareholder agrees that it/he/she will not exercise any dissenters rights available to Shareholder with respect to the Merger pursuant to Section 262 of the DGCL.

SECTION 4. Voting of Shares; Grant of Irrevocable Proxy; Appointment of Proxy.

(a)	Prior to the Termination Date, and without in any way limiting Shareholder’s right to vote its/her/his shares of Company Common Stock in its sole discretion on any other matters that may be submitted to a shareholder vote, consent or other approval, at every annual, special or other meeting of the Company’s shareholders called, and at every adjournment or postponement thereof, Shareholder (in Shareholder’s capacity as a holder of the Shareholder Securities) shall, or shall cause the holder of record on any applicable record date to, (i) appear at each such meeting or otherwise cause all of Shareholder’s shares of Company Common Stock entitled to vote to be counted as present thereat for purposes of calculating a quorum and (ii) vote all shares of Company Common Stock beneficially owned by Shareholder and entitled to vote (the “Vote Shares”) (A) in favor of (1) the approval of the Merger Agreement and the approval of the Merger and the other transactions contemplated by the Merger Agreement and (2) any non-binding advisory vote on “golden parachute” executive compensation arrangements, and/or (B) against (x) any action or agreement which would reasonably be expected to result in any of the conditions to the Company’s obligations to consummate the Merger set forth in Article VII of the Merger Agreement not being fulfilled, and (y) any Acquisition Proposal.

(b)	Each Shareholder hereby irrevocably grants to, and appoints, Parent and any duly appointed designee thereof, Shareholder’s proxy and attorney-in-fact (with full power of substitution), for and in the name, place and stead of such Shareholder, to attend any meeting of the shareholders of the Company on behalf of such Shareholder with respect to the matters set forth in Section 4(a)(ii), to include such shares of Company Common Stock in any computation for purposes of establishing a quorum at any such meeting of shareholders of the Company, and to vote all Vote Shares, or to grant a consent or approval in respect of the Vote Shares, in connection with any meeting of the shareholders of the Company or any action by written consent in lieu of a meeting of shareholders of the Company in accordance with the provisions of Section 4(a). Parent agrees not to exercise the proxy granted herein for any purpose other than with respect to the matters set forth in Section 4(a)(ii). Each Shareholder hereby affirms that the proxy set forth in this Section 4(b) is given in connection with the execution of the Merger Agreement, and that such proxy is given to secure the performance of the duties of such Shareholder under this Agreement. Each Shareholder hereby further affirms that the irrevocable proxy is coupled with an interest and, except as set forth in this Section 4(b) or in Section 8 hereof, is intended to be irrevocable in accordance with the provisions of Section 212 of the DGCL during the term of this Agreement.

(c)	Each Shareholder hereby represents that any proxies heretofore given in respect of the Shareholder Securities, if any, with respect to the matters set forth in Section 4(a)(ii) are revocable, and hereby revokes such proxies.

(d)	Notwithstanding the foregoing, each Shareholder shall retain at all times the right to vote the shares of Company Common Stock held by it in its sole discretion and without any other limitation on those matters other than those set forth in Section 4(a)(ii) that are at any time or from time to time presented for consideration to the Company’s shareholders.

(e)	The obligations set forth in this Section 4 shall apply to each Shareholder unless and until the Termination Date shall have occurred, at which time such obligations shall terminate and be of no further force or effect.

SECTION 5. Directors and Officers. Notwithstanding any provision of this Agreement to the contrary, this Agreement shall apply to each Shareholder solely in such Shareholder’s capacity as a holder of the Shareholder Securities and/or other Equity Interests in the Company and not in such Shareholder’s or any partner, officer, employee or Affiliate of Shareholder’s capacity as a director, officer or employee of the Company or any of its Subsidiaries or in such Shareholder’s or any partner, officer, employee or Affiliate of such Shareholder’s capacity as a trustee or fiduciary of any employee benefit plan or trust. Notwithstanding any provision of this Agreement to the contrary, nothing in this Agreement shall (or require Shareholder or any partner, officer, employee or Affiliate of Shareholder to attempt to) limit or restrict any actions or omissions of a director and/or officer of the Company or any of its Subsidiaries, including, without limitation, in the exercise of his or her fiduciary duties as a director and/or officer of the Company or any of its Subsidiaries or in his or her capacity as a trustee or fiduciary of any employee benefit plan or trust or prevent or be construed to create any obligation on the part of any director and/or officer of the Company or any of its Subsidiaries or any trustee or fiduciary of any employee benefit plan or trust from taking any action in his or her capacity as such director, officer, trustee and/or fiduciary.

SECTION 6. Further Assurances. Each party shall execute and deliver any additional documents and take such further actions that are reasonably necessary to carry out all of its obligations under the provisions hereof, including without limitation to vest in Parent the power to vote the shares of Company Common Stock to the extent contemplated by Section 4(b) hereof (subject to Sections 4(d) and 4(e) hereof).

SECTION 7. Termination.

(a)	This Agreement, and all rights and obligations of the parties hereunder, shall terminate immediately, and the power of attorney and proxy set forth in Section 4(b) shall be revoked, terminated and of no further force and effect, without any notice or other action by any Person, upon the earliest to occur of the following (the date of such termination, the “Termination Date”):

(i) termination of the Merger Agreement in accordance with its terms;

(ii) the Effective Time;

(iii) any change to the terms of the Merger without the prior written consent of each Shareholder that (A) reduces the Per Share Price or any consideration otherwise payable with respect to the shares of Company Common Stock, Company Options and/or Company Stock-Based Awards beneficially owned by any Shareholder (subject to adjustments in compliance with Section 2.7(b) of the Merger Agreement) or (B) changes the form of consideration payable in the Merger or any consideration otherwise payable with respect to the shares of Company Common Stock, Company Options and/or Company Stock-Based Awards beneficially owned by any Shareholder or (C) adversely affects, in any respect, or is reasonably likely to adversely affect, in any respect, any Shareholder relative to other holders of Equity Interests of the Company or (D) extends the Termination Date (as defined in the Merger Agreement), other than any such extension in accordance with Section 8.1(c) of the Merger Agreement);

(iv) subject to compliance with Section 3(b), the date on which each Shareholder ceases to own any Equity Interests; or

(v) the mutual written consent of Parent and each Shareholder.

(b)	Upon termination of this Agreement, all obligations of the parties under this Agreement will terminate, without any liability or other obligation on the part of any party hereto to any Person in respect hereof or the transactions contemplated hereby, and no party shall have any claim against another (and no person shall have any rights against such party), whether under contract, tort or otherwise, with respect to the subject matter hereof, provided however, that the termination of this Agreement shall not relieve any party from liability from any willful and material breach prior to such termination; provided, further, that in the event the Effective Time shall have occurred, no Shareholder shall have any liability or other obligation hereunder whatsoever, including with respect to any willful and material breach occurring prior thereto (other than any breach of Shareholder’s covenant in Section 3(c)).

(c)	Sections 7(b), 8 and 11 hereof shall survive the termination of this Agreement.

SECTION 8. Expenses. All fees and expenses incurred in connection with the negotiation and execution of this Agreement and the transactions contemplated hereby shall be paid by the party incurring such fees and expenses, whether or not the Merger is consummated; provided that, the Company shall reimburse reasonable and documented out-of-pocket fees and expenses of legal counsel to the Shareholders with respect to this Agreement and the transactions contemplated hereby, subject to an aggregate cap of $50,000 (taking into account the reimbursement of similar fees and expenses of legal counsel incurred by other shareholders of the Company with respect to their similar agreements).

SECTION 9. Public Announcements. Parent, Merger Sub and each Shareholder (in its capacity as a Shareholder of the Company and/or signatory to this Agreement) shall only make public announcements regarding this Agreement and the transactions contemplated hereby that are consistent with the public statements made by the Company and Parent in connection with this, Agreement, the Merger Agreement and the transactions contemplated thereby, without the prior written consent of Parent. Each Shareholder (i) consents to and authorizes the publication and disclosure by Parent and its Affiliates of its identity and holding of the Shareholder Securities and the nature of its commitments and obligations under this Agreement in any disclosure required by the SEC or other Governmental Authority, provided that, Parent shall provide Shareholder and its counsel reasonable opportunity to review and comment thereon, and Parent shall give reasonable consideration to any such comments, and (ii) agrees promptly to give to Parent, after written request therefor, any information it may reasonably require for the preparation of any such disclosure documents. Parent consents to and authorizes the publication and disclosure by each Shareholder of the nature of its commitments and obligations under this Agreement and such other matters as may be required in connection with the Merger in any Form 4, Schedule 13D, Schedule 13G or other disclosure required by the SEC or other Governmental Authority to be made by any Shareholder in connection with the Merger. Nothing set forth herein shall limit any disclosure by any Shareholder to its or its Affiliates’ general or limited partners on a confidential basis.

SECTION 10. Adjustments. In the event (a) of any stock split, stock dividend, merger, reorganization, recapitalization, reclassification, combination, exchange of shares or the like of the capital stock of the Company on, of or affecting the Shareholder Securities or (b) that any Shareholder shall become the beneficial owner of any additional shares of Company Capital Stock, Company Options and/or Company Stock-Based Awards, as applicable, then the terms of this Agreement shall apply to the shares of Company Capital Stock, Company Options and/or Company Stock-Based Awards, as applicable, held by a Shareholder immediately following the effectiveness of the events described in clause (a) or a Shareholder becoming the beneficial owner thereof as described in clause (b), as though, in either case, they were Shareholder Securities hereunder. In the event that a Shareholder shall become the beneficial owner of any other securities entitling the holder thereof to vote or give consent with respect to the matters set forth in Section 4(a)(ii) hereof, then the terms of Section 4 hereof shall apply to such other securities as though they were Shareholder Securities hereunder.

SECTION 11. Miscellaneous.

(a) Notices. All notices and other communications hereunder must be in writing and will be deemed to have been duly delivered and received hereunder (i) four Business Days after being sent by registered or certified mail, return receipt requested, postage prepaid; (ii) one Business Day after being sent for next Business Day delivery, fees prepaid, via a reputable nationwide overnight courier service; or (iii) immediately upon delivery by hand or by fax (with a written or electronic confirmation of delivery), to Parent in accordance with Section 9.2 of the Merger Agreement and to a Shareholder at its address set forth on Schedule I attached hereto (or at such other address for a party as shall be specified by like notice).

(b) Headings. The headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement.

(c) Counterparts. This Agreement and any amendments hereto may be executed in one or more counterparts, all of which will be considered one and the same agreement and will become effective when one or more counterparts have been signed by each of the parties and delivered to the other parties, it being understood that all parties need not sign the same counterpart. Any such counterpart, to the extent delivered by fax or .pdf, .tif, .gif, .jpg or similar attachment to electronic mail (any such delivery, an “Electronic Delivery”), will be treated in all manner and respects as an original executed counterpart and will be considered to have the same binding legal effect as if it were the original signed version thereof delivered in person. No party may raise the use of an Electronic Delivery to deliver a signature, or the fact that any signature or agreement or instrument was transmitted or communicated through the use of an Electronic Delivery, as a defense to the formation of a contract, and each party forever waives any such defense, except to the extent such defense relates to lack of authenticity.

(d) Entire Agreement, No Third-Party Beneficiaries. This Agreement (i) constitutes the entire agreement and supersedes all prior agreements and understandings, both written and oral, among or between any of the parties, with respect to the subject matter hereof and thereof and (ii) is not intended to confer, nor shall it confer, upon any Person other than the parties hereto any rights or remedies or benefits of any nature whatsoever.

(e) Governing Law, Jurisdiction. This Agreement is governed by and construed in accordance with the laws of the State of Delaware. Each of the parties hereto (i) irrevocably consents to the service of the summons and complaint and any other process (whether inside or outside the territorial jurisdiction of the Chosen Courts) in any Legal Proceeding relating to this Agreement, for and on behalf of itself or any of its properties or assets, in accordance with SECTION 11(a) or in such other manner as may be permitted by applicable law, and nothing in this SECTION 11(e) will affect the right of any party to serve legal process in any other manner permitted by applicable law; (ii) irrevocably and unconditionally consents and submits itself and its properties and assets in any Legal Proceeding to the exclusive general jurisdiction of the Court of Chancery of the State of Delaware and any state appellate court therefrom within the State of Delaware (or, if the Court of Chancery of the State of Delaware declines to accept jurisdiction over a particular matter, any federal court within the State of Delaware) (the “Chosen Courts”) in the event that any dispute or controversy arises out of this Agreement or the transactions contemplated hereby; (iii) agrees that it will not attempt to deny or defeat such personal jurisdiction by motion or other request for leave from any such court; (iv) agrees that any Legal Proceeding arising in connection with this Agreement or the transactions contemplated hereby or thereby will be brought, tried and determined only in the Chosen Courts; (v) waives any objection that it may now or hereafter have to the venue of any such Legal Proceeding in the Chosen Courts or that such Legal Proceeding was brought in an inconvenient court and agrees not to plead or claim the same; and (vi) agrees that it will not bring any Legal Proceeding relating to this Agreement or the transactions contemplated hereby or thereby in any court other than the Chosen Courts. Each of the parties hereto agrees that a final judgment in any Legal Proceeding in the Chosen Courts will be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by applicable law.

(f) Waiver of Jury Trial. EACH PARTY ACKNOWLEDGES AND AGREES THAT ANY CONTROVERSY THAT MAY ARISE PURSUANT TO THIS AGREEMENT IS LIKELY TO INVOLVE COMPLICATED AND DIFFICULT ISSUES, AND THEREFORE EACH PARTY HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVES ANY RIGHT THAT SUCH PARTY MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY LEGAL PROCEEDING (WHETHER FOR BREACH OF CONTRACT, TORTIOUS CONDUCT OR OTHERWISE) DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS

AGREEMENT. EACH PARTY ACKNOWLEDGES AND AGREES THAT (i) NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER; (ii) IT UNDERSTANDS AND HAS CONSIDERED THE IMPLICATIONS OF THIS WAIVER; (iii) IT MAKES THIS WAIVER VOLUNTARILY; AND (iv) IT HAS BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION 11(f).

(g) Assignment. Other than in connection with any Transfer permitted by Section 3, no party may assign either this Agreement or any of its rights, interests, or obligations hereunder without the prior written approval of the other parties hereto, except that Parent and Merger Sub will have the right to assign all or any portion of their respective rights and obligations pursuant to this Agreement to any party to whom they have assigned the Merger Agreement; provided, however, that Parent and Merger Sub may assign, in their sole discretion and without the consent of any other party, any or all of their rights, interests and obligations hereunder to each other or to one or more direct or indirect wholly-owned Subsidiaries of Parent in connection with the assignment of the rights, interests and obligations of Parent and/or Merger Sub under the Merger Agreement to such indirect wholly-owned Subsidiaries of Parent in accordance with the terms of the Merger Agreement, and any such assignee may thereafter assign, in its sole discretion and without the consent of any other party, any or all of its rights, interests and obligations hereunder to one or more additional direct or indirect wholly-owned Subsidiaries of Parent in connection with the assignment of the rights, interests and obligations of such assignee under the Merger Agreement to such additional direct or indirect wholly-owned Subsidiaries of Parent in accordance with the terms of the Merger Agreement; provided, that no such assignment shall relieve Parent or Merger Sub of any of their respective obligations under this Agreement. Any assignment in violation of the preceding sentence shall be void. Subject to the preceding two sentences, this Agreement will be binding upon, inure to the benefit of, and be enforceable by, the parties and their respective successors and assigns.

(h) Severability of Provisions. In the event that any provision of this Agreement, or the application thereof, becomes or is declared by a court of competent jurisdiction to be illegal, void or unenforceable, the remainder of this Agreement will continue in full force and effect and the application of such provision to other Persons or circumstances will be interpreted so as reasonably to effect the intent of the parties. The parties further agree to replace such void or unenforceable provision of this Agreement with a valid and enforceable provision that will achieve, to the extent possible, the economic, business and other purposes of such void or unenforceable provision.

(i) Specific Performance. The parties agree that irreparable damage for which monetary damages, even if available, would not be an adequate remedy would occur in the event that the parties hereto do not perform the provisions of this Agreement (including any party failing to take such actions as are required of it hereunder in order to consummate this Agreement) in accordance with its specified terms or otherwise breach such provisions. The parties hereto acknowledge and agree that, (A) the parties hereto will be entitled, in addition to any other remedy to which they are entitled at law or in equity, to an injunction, specific performance and other equitable relief to prevent breaches (or threatened breaches) of this

Agreement and to enforce specifically the terms and provisions hereof; and (B) the right of specific enforcement is an integral part of the Agreement and without that right, Parent would not have entered into this Agreement. It is accordingly agreed that each party shall be entitled to an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions of this Agreement, this being in addition to any other remedy to which they are entitled at law or in equity and any party seeking an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions of this Agreement will not be required to provide any bond or other security in connection with such injunction or enforcement, and each party irrevocably waives any right that it may have to require the obtaining, furnishing or posting of any such bond or other security.

(j) Amendment. No amendment or modification of this Agreement shall be effective unless it shall be in writing and signed by each of the parties hereto, and no waiver or consent hereunder shall be effective against any party unless it shall be in writing and signed by such party.

(k) Binding Nature. This Agreement shall be binding upon, and shall be enforceable by and inure solely to the benefit of, the parties hereto and their respective successors and permitted assigns.

(l) No Recourse. Parent and Merger Sub agree that no Shareholder will be liable for claims, losses, damages, expenses and other liabilities or obligations resulting from or related to the Merger Agreement or the Merger (other than any liability for claims, losses, damages, expenses and other liabilities or obligations solely to the extent arising under, and in accordance with the terms of, this Agreement, provided, that, except in respect of any breach of Shareholder’s covenant in Section 3(c), in no event shall such claims, losses, damages, expenses or other liabilities or obligations include consequential, indirect, special or similar damages), including the Company’s breach of the Merger Agreement. In no event shall any Shareholder have any liability hereunder with respect to another Shareholder’s representations, warranties, liabilities or obligations hereunder.

(m) No Presumption. This Agreement shall be construed as if drafted jointly by the parties, and no presumption or burden of proof shall arise favoring or disfavoring any party by virtue of the authorship of any provisions of this Agreement.

(n) No Agreement Until Executed. This Agreement shall not be effective unless and until (i) the Merger Agreement is executed by all parties thereto and (ii) this Agreement is executed by all parties hereto.

(o) No Ownership Interest. Except as otherwise specifically provided herein, nothing contained in this Agreement shall be deemed to vest in Parent or Merger Sub any direct or indirect ownership or incidence of ownership of or with respect to the Shareholder Securities. All rights, ownership and economic benefits of and relating to the Shareholder Securities shall remain vested in and belong to Shareholder, and neither Parent nor Merger Sub shall have any authority to manage, direct, restrict, regulate, govern, or administer any of the policies or operations of the Company or exercise any power or authority to direct any Shareholder in the voting of any of the Shareholder Securities, except as otherwise specifically provided herein.

SIGNATURE PAGE TO

VOTING AND SUPPORT AGREEMENT

IN WITNESS WHEREOF, Parent, Merger Sub and Shareholder have caused this Agreement to be duly executed and delivered as of the date first written above.

PAPAY HOLDCO, LLC

By:	/s/ Maneet S. Saroya
	Name:	Maneet S. Saroya
	Title:	Vice President

PAPAY MERGER SUB, INC.

By:	/s/ Maneet S. Saroya
	Name:	Maneet S. Saroya
	Title:	Vice President

SIGNATURE PAGE TO

VOTING AND SUPPORT AGREEMENT

By:	/s/ Charles V. Ghoorah
Charles V. Ghoorah

Charles V. Ghoorah Irrevocable Trust (2013)

By:	/s/ Karen Ghoorah
	Name:	Karen Ghoorah
	Title:	Co-Trustee

By:	/s/ Robert Ghoorah
	Name:	Robert R. Ghoorah
	Title:	Co-Trustee

Charles Vijendra Ghoorah Revocable Trust (2013)

By:	/s/ Charles V. Ghoorah
	Name:	Charles V. Ghoorah
	Title:	Grantor and Trustee

SCHEDULE I

NAME / ADDRESS	COMPANY COMMON STOCK	COMPANY OPTIONS	COMPANY STOCK-BASED AWARDS
Charles V. Ghoorah 1765 Greensboro Station Place, 7th Floor, Tysons Corner, VA 22102	5,893	365,769	75,699

Charles V. Ghoorah Irrevocable Trust (2013) 1765 Greensboro Station Place, 7th Floor, Tysons Corner, VA 22102	127,500

Charles Vijendra Ghoorah Revocable Trust (2013) 1765 Greensboro Station Place, 7th Floor, Tysons Corner, VA 22102	905,375

EXHIBIT A

AGREEMENT AND PLAN OF MERGER